UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2018

Conagra Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7275	47-0248710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Merchandise Mart Plaza, Suite 1300 Chicago, Illinois		60654
(Address of principal executive offices)		(Zip Code)

(312) 549-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2018, the employment agreement (the “original employment agreement”), dated as of February 12, 2015, as amended, between Conagra Brands, Inc. (the “Company”) and Sean M. Connolly, the Company’s President and Chief Executive Officer (“CEO”), expired by its terms, except for certain provisions of the original employment agreement that survive in accordance with their terms, including confidentiality, non-competition and non-solicitation restrictive covenants. On August 2, 2018, the Company entered into a new letter of agreement (the “Letter Agreement”) with Mr. Connolly to memorialize certain terms and conditions of Mr. Connolly’s continued employment with the Company.

In general, the Letter Agreement is materially consistent with the original employment agreement between Mr. Connolly and the Company. The Letter Agreement provides that Mr. Connolly will continue to serve as the Company’s President and CEO and as a member of the Board of Directors of the Company (the “Board”), and that he will be re-nominated to the Board while he is a Company employee. The Letter Agreement also includes terms consistent with the original employment agreement with respect to Mr. Connolly’s rights (a) to severance upon a termination without Cause or with Good Reason (as such terms are defined in the original employment agreement and Letter Agreement), (b) upon a separation due to death or Permanent Disability (as such term is defined in the original employment agreement and Letter Agreement), (c) to Company benefits generally, and (d) related to the application of the Company’s security policy to Mr. Connolly. The key differences between Mr. Connolly’s original employment agreement and the Letter Agreement are as follows:

1.

Mr. Connolly’s minimum base salary under the Letter Agreement is $1,200,000, subject to review and possible increase by the Human Resources Committee of the Board (the “Committee”) and the Board’s independent directors. This reflects an increase of $100,000 versus the minimum base salary included in the original employment agreement.

2.

Mr. Connolly is eligible to receive equity-based incentive award opportunities under the Company’s equity plans or programs available to senior executive officers at levels determined by the Committee and commensurate with Mr. Connolly’s position (collectively, the “LTI Program”). Under the Letter Agreement, Mr. Connolly is entitled to an LTI Program award opportunity equal to at least $7,500,000 (at target) with respect to any routine three-year performance period approved by the Committee, subject to the terms and conditions established by the Committee. This reflects an increase of $1,250,000 versus the minimum three-year LTI Program award opportunity (at target) included in the original employment agreement.

3.

If Mr. Connolly’s employment with the Company ends due to a termination without Cause or with Good Reason, he will be entitled to (in addition to the benefits provided for in the original employment agreement) certain health and welfare plan premiums paid for by the Company for up to 24 months post-termination.

4.

The Letter Agreement includes new “Retirement” benefits for Mr. Connolly. The Letter Agreement provides that for Mr. Connolly’s equity awards granted on or after July 17, 2018, and for any annual incentive plan in effect in the year of his retirement, (a) any definition of “Early Retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attains at least age 55 but has not yet attained age 57; and (b) any definition of “Normal Retirement” will be no less favorable to Mr. Connolly than the requirement that Mr. Connolly attain at least age 57. In addition, if any restricted stock unit or performance share award or agreement with Mr. Connolly under the LTI Program for an award outstanding at the time of his termination of employment provides for immediate vesting (either pro-rata or in full, as applicable) in the event of Normal Retirement or Early Retirement (as such terms are defined in the restricted stock unit or performance share award or agreement), and such Normal Retirement or Early Retirement is not within two years of a Change of Control (as such term is defined in the restricted stock unit or performance share award or agreement), then such restricted stock unit or performance share award or agreement will be deemed to be amended by the Letter Agreement so that it provides for continued vesting after the retirement in accordance with the normal vesting schedule for such award (either pro-rata or in full, as applicable).

5.	Mr. Connolly is entitled to reimbursement for professional fees incurred in negotiating and preparing the Letter Agreement (and related documents).

6.	The Letter Agreement has no expiration date.

The foregoing description of the Letter Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Letter of Agreement, dated as of August 2, 2018, between Conagra Brands, Inc. and Sean M. Connolly

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONAGRA BRANDS, INC.

By:	/s/ Colleen Batcheler
Name:	Colleen Batcheler
Title:	Executive Vice President, General Counsel and Corporate Secretary

Date: August 8, 2018